================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 14A

      PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE
                                  ACT OF 1934

Filed by the Registrant  |X|      File by a Party other than the Registrant  |_|

Check the appropriate box:

|_|      Preliminary Proxy Statement

|_| CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

|X|      Definitive Proxy Statement

|_|      Definitive Additional Materials

|_|      Soliciting Material Pursuant to ss.240.14a-12

                       CAPITAL ENVIRONMENTAL RESOURCE INC.
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|     No fee required.

|_|     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and )-11.

1)      Title of each class of securities to which transaction applies.

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2)      Aggregate number of securities to which transaction applies:

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3)      Per unit price or other underlying value of transaction
        computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how its was determined):

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4)      Proposed maximum aggregate value of transaction:

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


5)       Total fee paid:

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|_|      Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous fling by registration statement number, or the Form or Schedule and the date of its filing.

1)       Amount Previously Paid:

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2)       Form, Schedule or Registration Statement no.:

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3)       Filing Party:

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4)       Date Filed:

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


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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 14A

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                                     OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                       CAPITAL ENVIRONMENTAL RESOURCE INC.
                       FISCAL YEAR ENDED DECEMBER 31, 1999
                        COMMISSION FILE NUMBER 333-77633

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                                    I N D E X

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General  ...........................................................        1

Voting of Proxies  .................................................        2

Revoking Your Proxy  ...............................................        3

Shares Entitled to Vote  ...........................................        3

Quorum  ............................................................        3

Votes Required  ....................................................        3

Proposal 1:  Election of Directors  ................................        4

Proposal 2:  Ratification of Independent Auditors and
             Approval of Directors to Fix Remuneration  ............        5

Proposal 3:  Approve Amendment to the 1999 Stock Option Plan  ......        6

Directors and Executive Officers  ..................................        9

Meetings of the Board of Directors and Standing Committees  ........       11

Compensation Committee Report on Executive Compensation  ...........       11

Compensation Committee Interlocks and Insider Participation  .......       13

Directors' and Officers' Compensation  .............................       13

Employment Agreements  .............................................       14

Stock Graph  .......................................................       15

1999 Option Grants  ................................................       15

Principal Ownership of Common Stock
         by Directors, Officers and Shareholders  ..................       16

Certain Relationships and Related Transactions  ....................       17

Discretionary Authority to Vote Proxy  .............................       18

Stockholder Proposal  ..............................................       18

Appendix A  ........................................................       19












                                      (ii)

                       CAPITAL ENVIRONMENTAL RESOURCE INC.
                               1005 SKYVIEW DRIVE
                           BURLINGTON, ONTARIO L7P 5B1
                                     CANADA

--------------------------------------------------------------------------------

         PROXY STATEMENT FOR ANNUAL AND SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 6, 2000

--------------------------------------------------------------------------------

         GENERAL. This Proxy Statement provides information that you should read before you vote on the proposals that will be presented to you at the 2000 Annual and Special Meeting of Capital Environmental Resource Inc. ("Capital"). The 2000 Annual and Special Meeting will be held on June 6, 2000 at the Royal York Hotel, Manitoba Room, 100 Front Street West, Toronto, Ontario, M5J 1E3, Canada at 10:00 a.m., Eastern time. Capital is sending this Proxy Statement and the Proxies solicited hereby to its shareholders beginning on or about May 5, 2000.

         This Proxy Statement provides detailed information about the Annual and Special Meeting, the proposals that you will be asked to vote on at the Annual and Special Meeting, and other relevant information. The Board of Directors of Capital is soliciting these Proxies.

         At the Annual and Special Meeting you will be asked to vote on the following proposals:

         1. Elect three (3) directors, each to serve until the 2002 Annual and Special Meeting of Stockholders unless his/her office is earlier vacated in accordance with the by-laws.

         2. Ratify the appointment by the Board of Directors of the firm of PricewaterhouseCoopers LLP as independent auditors of Capital for the fiscal year ending December 31, 2000 and authorize the directors to fix the remuneration therefor.

         3.       Approve the Amendment to the 1999 Stock Option Plan.

         4.       Such other matters as may properly come before the meeting.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR EACH OF THESE PROPOSALS.

         Capital has distributed copies of the Notice of Annual and Special Meeting of Stockholders, this Proxy Statement, a form of Proxy and the Annual Report (collectively, the "Documents") to clearing agencies, securities dealers, banks and trust companies or their nominees ("Intermediaries") for onward distribution to stockholders of Capital whose stock is held by or in the custody of those Intermediaries ("Non-Registered Stockholders"). The Intermediaries are required to forward the Documents to Non-Registered Stockholders.

         Solicitation will be primarily by mail, the cost of which will be borne by Capital. Capital has engaged American Stock Transfer & Trust Company, its transfer agent, to assist in the solicitation of Proxies from Intermediaries, which will cost Capital out-of-pocket expenses for postage and mailing.

         Non-Registered Stockholders who wish to file Proxies should follow the directions of their Intermediary with respect to the procedure to be followed. Generally, Non-Registered Stockholders will EITHER:

         1. Be provided with a form of Proxy executed by the Intermediary but otherwise uncompleted. The Non-Registered Shareholder may complete the Proxy and return it directly to Capital's transfer agent, American Stock Transfer & Trust Company;

         - or -

         2. Be provided with a request for voting instructions. The Intermediary is required to send Capital an executed form of Proxy completed in accordance with any voting instructions received by it.

         The persons named in the enclosed form of Proxy are officers of Capital. A SHAREHOLDER DESIRING TO APPOINT SOME OTHER PERSON TO REPRESENT HIM/HER AT THE MEETING MAY DO SO either by inserting that person's name in the blank space provided in that form of Proxy or by completing another proper form of Proxy and, in either case, depositing the completed Proxy at the office of American Stock Transfer & Trust Company, Capital's transfer agent in the United States, or CIBC Mellon Trust, Capital's transfer agent in Canada, in time for use at the meeting.

                  A Proxy given pursuant to this solicitation may be revoked by instrument in writing, including another Proxy bearing a later date, executed by the stockholder or by his/her attorney authorized in writing, and deposited either at the registered office of Capital at any time up to and including the last business day preceding the day of the meeting, or any adjournment, at which the Proxy is to be used, or with the chairman of the meeting on the day of the meeting, or adjournment; or in any other manner permitted by law.

         VOTING OF PROXIES. Shares represented by properly executed Proxies in favour of persons designated in the printed portion of the enclosed form of Proxy WILL BE VOTED FOR THE ELECTION OF DIRECTORS, THE APPOINTMENT OF AUDITORS, THE AUTHORIZATION OF THE DIRECTORS TO FIX THE REMUNERATION OF THE AUDITORS AND THE APPROVAL OF THE 2000 STOCK OPTION PLAN AS STATED UNDER THOSE HEADINGS IN THIS STATEMENT OR WITHHELD FROM VOTING IF SO INDICATED ON THE FORM OF PROXY. The enclosed form of Proxy confers discretionary authority on the persons named in it with respect to amendments or variations to matters identified in the notice of meeting, or other matters which may properly come before the meeting. At the time of printing this Statement, the management of Capital knows of no such amendments, variations or other matters to come before the meeting.

                  Failure to return a Proxy or vote in person will not affect the outcome of the proposal as long as a quorum is achieved. If you sign your Proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendation of the Board ("FOR" all of Capital's nominees to the Board and "FOR" all other items described in the Proxy Statement and at the discretion of the Proxy holders on any other matters that properly come before the meeting or any adjournment thereof).

         REVOKING YOUR PROXY. If you decide to change your vote, you may revoke your Proxy at any time before it is voted. You may revoke your Proxy in one of three ways:

         1. You may notify the Secretary of Capital in writing that you wish to revoke your Proxy at the following address: Capital Environmental Resource Inc., 1005 Skyview Drive, Burlington, Ontario L7P 5B1, Canada, Attention: Dennis Nolan, Executive Vice President, General Counsel and Secretary. We must receive your notice before the time of the Annual and Special Meeting;

         2.       You may submit a Proxy dated later than your original Proxy or

         3. You may attend the Annual and Special Meeting and vote. Merely attending the Annual and Special Meeting will not by itself revoke a Proxy; you must obtain a ballot and vote your shares to the Proxy.

         SHARES ENTITLED TO VOTE. On April 25, 2000 (the "Record Date"), 7,196,627 shares of Common Stock were issued and outstanding, each of which is entitled to one vote on each of the proposals. Only holders of record of the common stock at the close of business on April 25, 2000 may vote at the Annual and Special Meeting.

         QUORUM. The quorum requirement for holding the meeting and transacting business is a majority of the outstanding shares present in person or represented by Proxy and entitled to be voted. A quorum will be present if votes are represented by the Annual and Special Meeting, either in person (by the stockholders) or by Proxy. If a quorum is not present, a vote cannot occur. Both abstentions and broker non-votes are counted as present for the purposes of determining the presence of a quorum. Abstentions are also counted as shares present and entitled to be voted. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted upon at the meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner, and (2) the broker lacks discretionary voting power to vote such shares.

         VOTES REQUIRED. All proposals require the affirmative "FOR" vote of a majority of those shares present and entitled to vote. In the election of directors, the three persons receiving the highest number of "FOR" votes will be elected. If you are a beneficial owner and do not provide the shareowner of record with voting instructions, your shares may constitute broker non-votes. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal and will not be considered votes cast for the foregoing purposes. If you "ABSTAIN", it has the same effect as a vote "AGAINST" each of the proposals.

                                   PROPOSAL 1:
                              ELECTION OF DIRECTORS

Nominees for election to the Board of Directors are:

         Bruce Cummings
         Allard Loopstra
         David Lowenstein

         Each director will be elected to serve for a staggered two-year term, unless he resigns or is removed before his term expires, or until his replacement is elected and qualified. Our Board of Directors is divided into two classes, each of whom serve a staggered two-year term. Upon the completion of the Initial Public Offering (the "IPO") the three nominees were elected to serve a one-year term. These nominees are now up for re-election to serve a two-year term. Each of the three nominees is currently a member of the Board of Directors and has consented to serve as a director if re-elected. More detailed information about each of the nominees is available in the section of this Proxy Statement titled "Directors and Executive Officers," which begins on page 7.

         If any of the nominees cannot serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees. If a substitute is nominated, the Board will vote all valid proxies for the election of the substitute nominee or nominees. Alternatively, the Board of Directors may also decide to leave the board seat or seats open until a suitable candidate or candidates are located, or it may decide to reduce the size of the Board.

         The Board of Directors of Capital has established the size of the board at five members. Two of the members are serving a staggered two-year term, which will expire at the 2001 Annual and Special Meeting. Proxies for the 2000 Annual and Special Meeting may not be voted for more than the three director positions available for election.

RECOMMENDATION

         The Board of Directors recommends a vote for each of the nominees to the Board of Directors.

                                   PROPOSAL 2:
                    RATIFICATION OF INDEPENDENT AUDITORS AND
                    APPROVAL OF DIRECTORS TO FIX REMUNERATION

         The Board of Directors has appointed PricewaterhouseCoopers LLP, an international accounting firm of independent chartered accountants, to act as independent auditors for Capital and its affiliates and consolidated subsidiaries for 2000. The Board believes that PricewaterhouseCoopers LLP's experience with and knowledge of Capital are important and we would like to continue this relationship at a remuneration appropriate to the level of expertise and guidance provided by PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP has advised Capital that the firm does not have any direct or indirect financial interest in Capital or any of its affiliates or subsidiaries, nor has such firm had any such interest in connection with Capital since its inception in 1997 other than its capacity as Capital's independent auditor.

         A representative of PricewaterhouseCoopers LLP is expected to attend the Annual and Special Meeting. The PricewaterhouseCoopers LLP representative will have the opportunity to make a statement if he or she desires to do so and will be able to respond to appropriate questions from stockholders.

RECOMMENDATION

         The Board of Directors recommends a "FOR" vote for ratification of the appointment of PricewaterhouseCoopers LLP and authorization to set their remuneration for 2000.

                                   PROPOSAL 3:
                 APPROVE AMENDMENT TO THE 1999 STOCK OPTION PLAN

         The Board of Directors proposes to amend Capital's 1999 Stock Option Plan (the "Plan") by increasing the number of shares of Capital's common stock that are available for option grants under the Plan by 4%, from 15% to 19% of the percentage of then issued and outstanding shares of common stock and common stock equivalents. The number of shares of common stock that may be granted under the Plan includes options granted under Capital's 1997 Stock Option Plan (the "1997 Plan"). The 1997 Plan has previously been amended to preclude the grant of options following the effectiveness of the 1999 Stock Option Plan in April, 1999.

         The Board of Directors also proposes to amend the Plan to change the date on which Capital's non-employee directors receive their annual stock option grant for 13,847 shares of common stock (being the number of shares allotted after the conversion of 10,000 shares allowable under the Plan at the time of Capital's IPO). Under the Plan as amended, non-employee directors who are serving in such capacity on the date of the annual meeting will receive their annual stock option grant on the January 1 after the year in which the annual meeting took place (as opposed to a grant on the date of the annual meeting). Those non-employee directors who first take office after the annual meeting, but before October 1 of such year, will also receive their annual stock option grant on the January 1 after the year in which the annual meeting took place. Those non-employee directors who first take office during the fourth quarter of Capital's fiscal year will receive their stock option grant on the January 1 of the second year after the year in which the annual meeting took place. The annual stock option for non-employee directors will have an exercise price equal to the fair market value on the trading day immediately before January 1 of the applicable year.

         As of the Record Date, all of the options granted under the Plan and the 1997 Plan have an exercise price in excess of US $4.95. Approximately 76% of all outstanding options (or approximately 10% of outstanding common stock) have an exercise price in excess of US $9.95. The average share price for the ten trading days prior to the Record date was US $3.56. Furthermore, there are only a limited number of options that may be granted under the Plan. Providing options as an incentive to Capital's employees, directors and consultants has and continues to be a key element of Capital's compensation program, which has resulted in lower base salaries on average than Capital's competitors. The Board of Directors believes that it is essential to continue to provide stock option grants as part of Capital's overall compensation program. Thus, the Board of Directors has decided to increase the number of shares issuable under the Plan in order to reserve a sufficient amount of shares for Capital to provide competitive incentives.

         A copy of the Board of Directors resolution approving the amendments to the Plan is attached hereto as Appendix A.

RECOMMENDATION

         The Board of Directors Unanimously recommends a vote "FOR" the adoption of the amendments to the Capital Environmental Resource Inc. 1999 Stock Option Plan.

                             1997 STOCK OPTION PLAN

         Capital's 1997 Stock Option Plan was adopted by the Board of Directors and approved by stockholders in July, 1997. As of March 22, 2000, there were 384,944 exercisable options outstanding under the 1997 Plan, with a weighted average exercise price of C$ 12.48, or US$ 8.37 per share. The 1997 Plan has previously been amended to preclude the grant of options following the effectiveness of the 1999 Stock Option Plan in April, 1999.

         Options generally become exercisable only after the second anniversary of the grant date. No option will remain exercisable later than five years after the grant date, unless the Compensation Committee determines otherwise. Notwithstanding the foregoing, upon a "change of control" event, which is defined as an initial public offering of Capital's securities on a recognized stock exchange or an offer to purchase more than 50.0% of our voting securities, the options vest immediately.

         If an officer, employee or director with outstanding options retires or becomes disabled or dies, he or she (or his or her estate) may exercise his or her options, but only within the period ending on the earlier of the expiration of the option or 18 months after retirement, death or disability. If the optionee does not exercise his or her options within that time period, the options will terminate, and the shares of common stock subject to the options will become available for issuance under the 1999 stock option plan. If the optionee ceases to be an officer, employee or director of Capital Environmental for any reason other than retirement, death or disability, his or her vested options terminate 90 days after this relationship terminates, and the shares of common stock subject to the options will become available for issuance under the 1999 stock option plan.

                             1999 STOCK OPTION PLAN

         Capital's 1999 Stock Option Plan was adopted by the Board of Directors and approved by stockholders in April, 1999. The Plan is intended to provide employees, officers, non-employee directors and consultants with additional incentives by increasing their proprietary interests in Capital. Under the Plan, as amended, Capital may grant options to purchase up to 19% of the then issued and outstanding common stock and common stock equivalents (including options granted under the 1997 Plan).

     A subcommittee of the Compensation Committee comprised solely of two non-employee members of the Board administers the 1999 stock option plan. The administrators of the 1999 stock option plan have the authority to determine the employees, officers, consultants and directors to whom options are granted, the type, size and term of the options, the grant date, the expiration date, the vesting schedule and other terms and conditions of the options. Unless otherwise determined by the Committee, options granted to Directors under the 1999 stock option plan generally vest one year from the date of grant and expire upon the earlier of five years after the date of grant or one year after the director ceases to be a member of the Board of Directors. Options for non-directors generally vest two years from the date of grant and will generally expire five years after the grant date, unless the Compensation Committee determines otherwise. Upon a change of control event, options become immediately exercisable.

     If an employee, officer, consultant or director with vested options outstanding retires or becomes disabled or dies with vested options, this person, or his or her estate, may exercise his or her options, but only within the period ending on the earlier of the expiration of the option or 18 months after retirement, death or disability. If the option holder does not exercise his or her options within that time period, the options will terminate, and the shares of common stock subject to the options will become available for issuance under the 1999 stock option plan. If the option holder ceases to be an employee, officer, consultant or director of Capital other than because of retirement, death or disability, his or her options terminate 90 days after the date this relationship terminates, and the shares of common stock subject to any terminated options will become available for issuance under the 1999 stock option plan.

                        DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth information as of April 25, 2000, unless otherwise specified, with respect to the executive officers and directors of Capital, three of whom are nominees for re-election at the 2000 Annual and Special Meeting, based on information furnished to Capital by each director and/or executive officer.


NAME                                     AGE      POSITION
----                                     ---      --------

Tony Busseri .......................     31       Chairman of the Board, Chief Executive Officer and Director (1)

Allard Loopstra ....................     53       Chief Operating Officer and Director (2)

George Boothe.......................     41       President

David Langille .....................     37       Executive Vice President, Chief Financial Officer

Dennis Nolan .......................     45       Executive Vice President, Secretary and General Counsel

Kenneth Ch'uan-k'ai Leung ..........     55       Director (1) (2) (3)

David Lowenstein ...................     38       Director (1) (2) (3)

Bruce Cummings .....................     60       Director

----------

(1) Member of the Executive Committee.
(2) Member of the Compensation Committee.
(3) Member of the Audit Committee.


         TONY BUSSERI has been a Director of Capital since it was formed, and served as President of Capital from May 1997 to April 1998. Mr. Busseri was elected Chairman and Chief Executive Officer in April 1998. Mr. Busseri has more than five years of experience conducting mergers and acquisitions for Laidlaw Inc.'s wholly owned non-hazardous solid waste management subsidiary, Laidlaw Waste Systems, Inc. and the predecessor to Philip Services Corp., Philip Environmental Inc. Mr. Busseri served as a senior manager in corporate development at Philip from May 1996 to May 1997, where he was responsible for the sale of Philip's solid waste operations. Mr. Busseri also served as a senior manager at Laidlaw from March 1992 to April 1996, where he was responsible for acquisition and divestiture activity. Mr. Busseri holds an Honors Degree In Business Administration from the University of Western Ontario, and is a Certified Management Accountant.

         ALLARD LOOPSTRA was appointed Vice President of Capital in June 1997, Chief Operating Officer in January 1998 and Director of Capital in June 1998, and served as President from April 1998 to March 2000. Mr. Loopstra has more than seven years of experience in the solid waste industry and more than 27 years of senior and executive management experience. He served as a General Manager of Canadian Waste, where he managed certain of its Ontario based operations from 1992 to June 1997. Mr. Loopstra held various senior positions with Slater Industries, a steel company, from 1974 to 1992, including Vice President of Sales and Marketing, Vice President of Materials and Engineering Services and President. Mr. Loopstra graduated with a Honors Degree in Business Administration from Mohawk College.

         GEORGE BOOTHE was appointed President, Ontario Operations, in December 1999 and President in March 2000. Prior to those appointments, Mr. Boothe was Executive Vice President and Chief Financial Officer of Capital. Mr. Boothe has more than ten years of experience in the solid waste industry in both financial operations and general management roles. From April 1996 to December 1998, Mr. Boothe was a District Manager for Waste Management Inc. and its various predecessors. From January 1994 to March 1996, Mr. Boothe was a Market Area Controller for Laidlaw. From July 1990 to December 1993, Mr. Boothe was Laidlaw's Corporate Controller and Director of Financial Operations. Mr. Boothe is a Chartered Accountant and received his Bachelor of Commerce from the University of Windsor.

         DAVID LANGILLE was appointed Executive Vice President and Chief Financial Officer in December 1999. Mr. Langille has served as Vice President, Treasurer for Cott Corporation, a soft drink manufacturer with revenues in excess of $1.0 billion listed on the NASDAQ and the Toronto Stock Exchange. Prior to joining Cott Corporation in 1998, Mr. Langille served as both Treasurer and Controller of TVX Gold Inc. over a period of eight years. TVX Gold Inc. is an international mining company listed on the NYSE and the Toronto Stock Exchange. Mr. Langille holds a Honors Bachelor of Business Administration Degree from Wilfrid Laurier University and is both a Chartered Accountant and Certified Management Accountant.

         DENNIS NOLAN was appointed Executive Vice President, Secretary and General Counsel of Capital in November 1999. Mr. Nolan served as General Counsel and Secretary to Browning-Ferris Industries Canada Ltd. since July 1994 where his responsibilities included the co-ordination and delivery of all legal services for its Canadian operations. Mr. Nolan was called to the Bar of Ontario in 1982. Mr. Nolan has a Bachelor of Arts and a Bachelor of Laws degree from the University of Windsor.

         KENNETH CH'UAN-K'AI LEUNG has served as Director of Capital since July 1997. Mr. Leung has served as a managing director of investment banking at Sanders Morris Mundy since March 1995 and as chief investment officer of Environmental Opportunities Fund I since January 1996, and chief investment officer of Environmental Opportunities Fund II since June 1998. Mr. Leung served as a director of Eastern Environmental Services, Inc. through July 1998. From 1978 to 1994, Mr. Leung was a managing director of Smith Barney Inc. Mr. Leung has over 30 years of experience with the environmental services industry as a securities analyst and investment banker.

         DAVID LOWENSTEIN has served as Director of Capital since June 1999. Mr. Lowenstein was a Director, Executive Vice President of Corporate Development and Treasurer of F.Y.I. Incorporated from May 1995 to January 1, 2000, a publicly-traded company which provides document and information outsourcing services. Between February 1994 and May 1995, Mr. Lowenstein served as Vice President of Business Development of Laidlaw, with overall responsibility for Laidlaw's acquisition and divestiture program in North America. From April 1990 until February 1994, Mr. Lowenstein served in a variety of capacities at Laidlaw, including Director of Corporate Development. Mr. Lowenstein holds a Bachelor of Arts specializing in Economics from Wilfrid Laurier University and a Masters of Science specializing in Public and Business Administration from Carnegie Mellon University.

         BRUCE CUMMINGS has served as Director of Capital since July 1999. Mr. Cummings was formerly Managing Director of Investment Banking at Salomon Smith Barney from 1987 to the end of 1998 specializing in the environmental services industry. Mr. Cummings played an integral role in numerous public equity offerings, mergers/acquisitions and debt offerings for companies in the environmental services industry, including Eastern Environmental and Browning Ferris Industries.

         All officers are appointed by and serve at the discretion of the Board of Directors.

           MEETINGS OF THE BOARD OF DIRECTORS AND STANDING COMMITTEES

         The Board of Directors held a total of ten meetings during fiscal year 1999. Each director attended at least 90% of the meetings of the Board of Directors and all committees of the Board of Directors on which they served.

         The standing committees of the Board of Directors include an Audit Committee, an Executive Committee and a Compensation Committee.

         The Audit Committee consists of Messrs. Leung and Lowenstein. The Audit Committee met in August and November 1999 and in February 2000 to discuss the quarterly and year-end audit process with PricewaterhouseCoopers LLP. The Audit Committee makes recommendations to the board concerning the engagement of independent auditors; reviews with the independent auditors the plans and results of the audit engagement; approves professional services provided by the independent auditors; considers the range of audit and non-audit fees; verifies that auditors are independent of management and are objective in their findings; reviews recommendations on internal controls and related management response; reviews the audit reports with management and the auditor; and monitors management's efforts to correct deficiencies described in any audit examination.

         The Executive Committee consists of Messrs. Busseri, Leung and Lowenstein. The Executive Committee met in September 1999. The Executive Committee has all the power of the Board of Directors in respect of the management and direction of the business and affairs of Capital (save and except those set out in Section 127(3) of the BUSINESS CORPORATIONS ACT, Ontario) in all cases in which specific directions shall not have been given by the board of directors. All expenditures authorized by the Executive Committee have to be reported to the Board of Directors at its next meeting.

         The Compensation Committee consists of Messrs. Loopstra, Lowenstein and Leung. The Compensation Committee met three times during the year ended December 31, 1999. The Compensation Committee determines the compensation of senior executive officers (such as the chief executive officer and chief financial officer), subject, if the board so directs, to the board's further ratification of the compensation; determines the compensation for other officers or delegates such determinations to the chief executive officer; grants options, stock or other equity interests under our stock option or other equity-based incentive plans.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of Capital's Board of Directors consists of three directors - two non-employees and one employee. The Compensation Committee determines all compensation paid or awarded to Capital's key executive officers, subject, if the board so directs, to the board's further ratification of the compensation; determines the compensation for other officers or delegates such determinations to the chief executive officer; grants options, stock or other equity interests under our stock option plans.

         The Compensation Committee's goal is to recruit and retain an executive team of superior talent. To do so, the Committee attempts to offer competitive and fair compensation that rewards executives for exceptional performance and holds them accountable for Capital's performance. Particular objective factors that the Committee believes are important in assessing performance include growth in revenue, earnings before interest, expense, taxes, depreciation and amortization, and earnings per share and growth in overall market share of the non-hazardous, solid waste collection business. More subjective factors the Committee believes are important in evaluating performance include success in raising capital, integrating newly acquired companies and hiring and retention of key employees.

         In establishing appropriate levels for base salary, the Compensation Committee considers the market for senior executives of public companies in businesses comparable to Capital's, based on their own business experience. The Committee also considers the particular officer's overall contributions to Capital over the past year and previously. Annual performance bonuses are based on the Compensation Committee's evaluation of the executive's performance in achieving several specified annual goals. Option grants are designed to reward an executive officer for his overall contribution to Capital and to serve as an incentive to achieve Capital's goal of increasing shareholder value and are granted by the two non-employee members of the Compensation Committee.

         Executive officers' compensation consists primarily of three components: (i) base salary, (ii) bonus, and (iii) stock options.

         The Committee establishes base salaries after considering a variety of factors that determine an executive's value to Capital, including the individual's knowledge, experience, and accomplishments and the level of responsibility assumed. The Committee also sets base salaries at levels it considers necessary to retain key employees.

         The Committee determined each individual's bonus for the fiscal year ended December 31, 1999. Bonuses are based on the Committee's overall qualitative evaluation of the performance and accomplishments of each executive officer in achieving various specified goals for the year.

         The Committee believes achievement of Capital's goals may be fostered by a stock option program that is tailored to employees who significantly enhance Capital's value. Accordingly, during the fiscal year ended December 31, 1999, the Committee granted employees options to purchase 457,041 shares of common stock. Named Executive Officers received options with respect to 154,000 shares of common stock.

         This Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the Securities and Exchange Commission that incorporates by reference all or any portion of this proxy statement, unless the report is specifically incorporated by reference.

                            Allard Loopstra
                            Kenneth Ch'uan-k'ai Leung
                            David Lowenstein

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Only one of the members of our Compensation Committee is an officer or employee of Capital. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

                      DIRECTORS' AND OFFICERS' COMPENSATION

         Currently, each independent director receives a fee of USD $9,000 per annum, payable in three equal instalments on March 31, June 30 and September 30 or in such other periodical instalments as the Board may from time to time determine, in addition to reimbursement of reasonable expenses.

         The Compensation Committee has, in its discretion, issued options to independent directors under our 1999 Stock Option Plan.

         Under the 1999 Stock Option Plan, Capital will grant each independent director, on the annual anniversary of the date of his or her appointment to the Board and during the time he or she serves on the Board, an option to purchase 13,847 shares of our common stock. All these options will have an exercise price equal to the fair market value of the common stock on the grant date, will vest on the one-year anniversary of the grant date, and will expire upon the earlier of five years after the grant date or one year after the director ceases to be a member of the Board. In the event of a change of control, options granted to independent directors under the 1999 Stock Option Plan will immediately vest.

         SUMMARY COMPENSATION INFORMATION. Capital was incorporated on May 23, 1997. The following tables set forth information regarding the annual and long-term compensation earned in 1999, 1998 and 1997 by the Chief Executive Officer and the senior executives who earned more than CDN $148,584 (US $100,000, based on the average annual exchange rate of one US dollar to one Canadian dollar as determined by the Bank of Canada as at 3:00 p.m. on December 31, 1999) in 1999 in salary and bonus. The individuals identified in the following table have been compensated in accordance with the terms of their employment agreements described below. All monies referred to are in Canadian funds unless otherwise indicated.


                           SUMMARY COMPENSATION TABLE



                                                            ANNUAL COMPENSATION                     LONG-TERM
                                           ----------------------------------------------         COMPENSATION
NAME AND PRINCIPAL POSITION(S)        YEAR       SALARY          BONUS            OTHER          OPTIONS/SAR'S
------------------------------        ----       ------          -----            -----          -------------

Tony Busseri,                          1999     C$183,333      C$  71,094     C$    6,250               39,000
Chairman & C.E.O. (1)                  1998     C$150,000      C$  96,250     C$    7,500               34,617
                                       1997     C$ 52,083      C$  29,167     C$    5,083               49,849

Allard Loopstra                        1999     C$174,125      C$ 192,359     C$    5,500               50,000
President & C.O.O. (1)                 1998     C$137,500      C$  80,750     C$   10,624               41,541
                                       1997     C$ 50,000      C$  30,000     C$    6,166               13,847

(1) Salary and bonus figures reflect employment from June 1, 1997 through December 31, 1997. Bonus figures reflect portion earned during 1997; these bonuses were paid in cash.

         All executive officers and directors of Capital as a group were compensated C$ 813,613 in 1999 in salary and bonus and received options to acquire an aggregate of 268,234 shares of common stock.

                              EMPLOYMENT AGREEMENTS

         TONY BUSSERI is employed as the Chairman of the Board and Chief Executive Officer of Capital pursuant to an employment agreement dated as of August 14, 1998, which incorporates prior amendments made to his original employment agreement of August 1, 1997. Prior to August 1, 1997, Mr. Busseri was not compensated for his services. By the terms of the August 14, 1998 agreement, Mr. Busseri's base salary was fixed at C$ 175,000 effective July 1, 1998. Upon completion of Capital's IPO, Mr. Busseri's base salary increased to the greater of US$ 130,000 converted into Canadian dollars or C$ 175,000. Mr. Busseri is entitled to an annual bonus of not less than 50% of his base salary, payable at the discretion of the Board of Directors upon achieving goals fixed by the Board. The amount of the bonus is fixed by the Board. The August 14, 1998 employment agreement had an initial term of three years expiring on July 31, 2000 and was automatically extended upon the completion of the IPO for a further term of three years (i.e., July 31, 2003). Capital may terminate the employment agreement at any time without notice or cause. If Capital terminates Mr. Busseri's employment without notice or cause, a severance payment consisting of base salary and benefits for twenty-four months with the option of a lump-sum salary payment and a bonus of two times the minimum annual bonus in addition to any bonus already earned is required. In addition, all stock options vest and are exercisable for twelve months after his termination. In the event of a change in control, Mr. Busseri can demand that Capital cash out all of his options. Mr. Busseri is subject to a two-year non-competition agreement. Mr. Busseri's August 14, 1998 employment agreement was further amended on September 30, 1999 increasing Mr. Busseri's base salary, effective from June 8, 1999, to C$ 200,000 and then, effective January 1, 2000, to C$ 225,000. Mr. Busseri's base salary is subject to annual review.

         ALLARD LOOPSTRA was employed as President and Chief Operating Officer of Capital pursuant to an employment agreement dated as of August 14, 1998, which incorporates prior amendments made to his original employment agreement dated June 19, 1997. Mr. Loopstra is still presently employed as Chief Operating Officer of Capital having resigned his position as President effective January 1, 2000. By the terms of the August 14, 1998 agreement, Mr. Loopstra's base salary was fixed at C$ 170,000 effective July 1, 1998. Upon completion of Capital's IPO, Mr. Loopstra's base salary increased to C$ 186,500. Mr. Loopstra is entitled to an annual bonus of not less than 50% of his base salary, payable at the discretion of the Board of Directors having regard to the degree of success performing the services required of him. The amount of the bonus is fixed by the Board. The August 14, 1998 employment agreement had an initial term of three years expiring on July 3, 2000 and was automatically extended upon the completion of the IPO for a further term of three years (i.e., July 3, 2003). Capital may terminate the employment agreement at any time without notice or cause. However, if Capital terminates Mr. Loopstra's employment without notice or cause, Capital is obligated to make certain severance payments to him which are substantially identical to the severance payments that would be provided to Mr. Busseri. If Mr. Busseri no longer holds one of the positions of either Chairman of the Board or Chief Executive Officer, Capital will be obligated to make these severance payments to Mr. Loopstra. In the event of a change of control, Mr. Loopstra can demand that Capital cash out all of his options. Mr. Loopstra is subject to a non-competition agreement for a maximum period of eighteen months. Mr. Loopstra's August 14, 1998 employment agreement was further amended on June 16, 1999 to provide the payment of a one-time bonus of C$ 125,000.00 as a result of the completion of the IPO.

                                   STOCK GRAPH

Stock Chart Plot Points

                   S&P      CERI        WMI

07/01/1999          5%      19.5%      -2.5%
08/02/1999          1%        -4%       -55%
09/01/1999        1.5%       -40%       -62%
10/01/1999       -1.5%     -55.5%       -65%
11/01/1999          4%     -42.5%       -66%
12/01/1999        7.5%     -47.5%       -70%
12/31/1999       12.5%       -50%       -68%

         This graph shows the annual cumulative total shareholder return for the period June 8, 1999(IPO date) to December 31, 1999, on an assumed investment of US$ 1,000 on June 8, 1999, in Capital, the Standard & Poor's S&P 500 Stock Index and Waste Management Inc. Waste Management Inc. is the largest waste management company in North America. Given the short time period covered by this graph, shareholder return is measured by the daily closing prices of the stocks and are indexed over the applicable period.

                               1999 OPTION GRANTS

     OPTION GRANTS. The following table contains information concerning the 1999 grant of options to purchase shares of common stock to Capital's Chief Executive Officer and each of the three other most highly compensated officers of Capital:


                                         % OF TOTAL
                            NUMBER OF      OPTIONS                                       POTENTIAL REALIZABLE VALUE
                             SHARES      GRANTED TO       EXERCISE                        OF ASSUMED ANNUAL RATE OF
    NAME OF BENEFICIAL     UNDERLYING   EMPLOYEES IN     PRICE PER       EXPIRATION     STOCK PRICE APPRECIATION FOR
           OWNER             OPTIONS        1999         SHARE (1)          DATE               OPTION TERM (2)
  ------------------------ ------------ -------------- --------------- -----------------------------------------------
                                                                                             5%             10%
                                                                                        -------------- ---------------
  Tony Busseri                 39,000         8.5%         US$12.00      June 30, 2004     US$129,300      US$285,700

  Allard Loopstra              50,000        10.9%         US$12.00      June 30, 2004     US$165,800      US$366,300

1) The options were granted at or above fair market value as determined by the Board of Directors on the date of grant.

2) Amounts reported in these columns represent amounts that may be realized on the exercise of options immediately prior to the expiration of their term assuming the specified assumed rates of stock price appreciation (5% and 10%) on Capital's common stock annually. The potential realizable values set forth above do not take into account applicable tax and expense payments that may be associated with these exercises. Actual realizable value, if any, will depend on the future price of the common stock on the actual date of exercise, which may be earlier than the stated expiration date. The 5% and 10% assumed annualized rates of stock price appreciation over the exercise period of the options and warrants used in the table above are mandated by the rules of the Securities and Exchange Commission and do not represent Capital's estimate or projection of the future price of the common stock on any date. There is no representation, either express or implied, that the stock price appreciation rates for the common stock assumed for purposes of this table will actually be achieved.

         As of December 31, 1999, all directors and officers as a group held 478-707 options to acquire shares of common stock at a weighted average exercise price per share of C$ 14.40, or US$ 9.69. No director or officer exercised any of her or his options during 1999.

                     PRINCIPAL OWNERSHIP OF COMMON STOCK BY
                 DIRECTORS, OFFICERS AND PRINCIPAL SHAREHOLDERS

         For the purposes of calculating the 5% percentage ownership as of the Record Date, a total of 7,196,627 shares were issued and outstanding and, for any individual who beneficially owns shares represented by options and/or warrants exercisable on or before June 24, 2000, these shares are treated as if outstanding for the person, but not for any other person. The address for each of the following entitles and/or persons is c/o Capital Environmental Resource Inc., 1005 Skyview Drive, Burlington, Ontario, L7P 5B1, Canada unless otherwise indicated.

         The following table sets for the information regarding the beneficial ownership of Capital's common stock as of April 25, 2000 by (i) each person or entity that we know owns more than five (5%) percent of Capital's common stock,
(ii) Capital's Chief Executive Officer and each of its other named executive officers and directors, and (iii) all directors and officers as a group.


                                                                                      BENEFICIAL OWNERSHIP
                                                                                           OF SHARES
NAME AND ADDRESS                                                                      NUMBER      PERCENT
----------------                                                                      ------      -------

Environmental Opportunities Fund II                                                   722,443     10.04%
c/o Sanders, Morris, Harris
126 East 56th Street, 24th Floor
New York, New York, 10022

Environmental Opportunities Fund L.P.                                                 563,036      7.82%
c/o Sanders, Morris, Harris
126 East 56th Street, 24th Floor
New York, New York, 10022

George Boothe, President                                                               27,694      *

Tony Busseri, Director, Chairman of the Board and C.E.O.                               84,466      1.17%

Bruce Cummings, Director                                                                           *
c/o Elben, LLC
126 East 56th Street, 24th Floor
New York, New York, 10022

David C. Langille, Executive Vice President and Chief Financial Officer                            *

Kenneth Ch'uan-k'ai Leung, Director                                                    70,619      *
c/o Sanders, Morris, Harris
126 East 56th Street, 24th Floor
New York, New York, 10022

Allard Loopstra, Director and Chief Operating Officer                                  55,388      *

David Lowenstein, Director                                                                         *
c/o Learning Library
555 Richmond Street, Suite 1100
Toronto, Ontario  M5V 3B1

Dennis Nolan, Executive Vice President, General Counsel and Secretary                              *

Directors and Officers as a group (seven persons)                                     238,167      3.31%

*  Less than one (1%) percent.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On November 15, 1999, Capital entered into a Financial Advisory Agreement with Sanders, Morris, Harris ("SMH") wherein SMH is to assist Capital in the identification, structuring, negotiation and consummation of one or more prospective stock or asset purchase transactions involving CWR Waste Management Inc. and Beulah Tec Limited. Under such Financial Advisory Agreement, SMH was paid a fee of US $150,000 on December 31, 1999.

         In July 1998, October 1998 and May 1999, Capital loaned C$ 155,000, C$ 45,000, and C$ 100,000, respectively, for a total of C$ 300,000 to Tony Busseri, the Chairman and Chief Executive Officer of Capital, to assist with the purchase and renovation of a principal residence. As of the Record Date, C$ 3000,000 of the loans were outstanding. The loans bear no interest and are repayable to us on demand. If we terminate Mr. Busseri's employment, he will have three years from the date of termination to repay the loans.

         In May 1999 and in August 1999, we loaned C$ 85,000 and C$ 15,000, respectively, for a total amount of C$ 100,000 to George Boothe, Capital's President, to assist with the purchase of a principal residence. As of the Record Date, C$ 100,000 of the loans were outstanding. The loans bear no interest and are repayable to us on demand. If we terminate Mr. Boothe's employment, he will have three years from the date of termination to repay the loans.

         In May 1999, we loaned C$ 200,000 to Allard Loopstra, Capital's Chief Operating Officer, to assist with the purchase of common stock of Capital. As of the Record Date, C$ 200,000 of the loan was outstanding. The loan bears no interest and is repayable to us on demand. If we terminate Mr. Loopstra's employment, he will have three years from the date of termination to repay the loan.

         Except as described above, we intend to enter into all transactions on an arm's-length basis in the ordinary course of our business and on terms no less favorable to us than could be obtained from unaffiliated third parties.

                      DISCRETIONARY AUTHORITY TO VOTE PROXY

         Management does not know of any other matters to be considered at the Annual and Special Meeting. If any other matters do properly come before the Meeting, the Proxy will be voted in respect thereof in accordance with the best judgment of the persons authorized therein, and the discretionary authority to do so is included in the Proxy.

                              STOCKHOLDER PROPOSAL

         If you intend to propose any matter for action at our 2001 Annual and Special Meeting of Stockholders and wish to have the proposal included in our Proxy statement, you must submit your proposal to the Secretary of Capital at 1005 Skyview Drive, Burlington, Ontario, L7P 5B1, Canada not later than December 31, 2000 at 5:00 p.m. Eastern Standard Time. Please note that proposals must comply with all of the requirements of Rule 14a-8 under the Act as well as the requirements of our Certificate of Amalgamation and by-laws. Only then can we consider your proposal for inclusion in our Proxy Statement and Proxy relating to the 2001 Annual and Special Meeting. We will be able to use Proxies you give us for the next year's meeting to vote for or against any shareholder proposal that is not included in the Proxy Statement at our discretion unless the proposal is submitted to us on or before February 14, 2001.

                                              BY ORDER OF THE BOARD OF DIRECTORS


                                              Dennis C. Nolan, Secretary

                                   APPENDIX A


                         RESOLUTIONS OF THE SHAREHOLDERS
                                       OF
                      CAPITAL ENVIRONMENTAL RESOURCE INC./
                    RESSOURCES ENVIRONNEMENTALES CAPITAL INC.
                               (the "Corporation")

         WHEREAS the shareholders of the Corporation have determined that it is in the best interests of the Corporation to amend the 1999 Stock Option Plan (the "Plan");

NOW THEREFORE BE IT RESOLVED THAT:

1.       Paragraph 3 of the Plan is hereby amended by:

         (a) deleting the phrase "shall not exceed fifteen percent (15%)" in the first sentence thereof and replacing it with "shall not exceed nineteen percent (19%)"; and

         (b) deleting the phrase "which number shall not exceed fifteen percent (15%)" in the fourth sentence thereof and replacing it with "which number shall not exceed nineteen percent (19%)".

2. Paragraph 25 of the Plan is hereby deleted and the following substituted therefor:

                  "25. In addition to any grants which may be made hereunder pursuant to the preceding provisions of the Plan (including Paragraph 24 hereof) to any individual who is serving as a non-employee member of the Board on the day of an annual meeting of the Corporation and is re-elected to the Board at such annual meeting, each such individual shall be granted an option to purchase 13,847 Shares on the January 1 of the year immediately following the year in which such annual meeting was held. If a non-employee director first takes office during the fourth quarter of any fiscal year of the Corporation, then the non-employee director shall be granted an option to purchase 13,847 Shares on the January 1 of the second year following the year in which the non-employee director first took office. If a non-employee director first takes office on a day that is after the Corporation's annual meeting, but prior to the first day of the fourth quarter of the fiscal year of the Corporation, then the non-employee director shall be granted an option to purchase 13,847 Shares on the January 1 of the year immediately following the year in which the non-employee director first took office. For purposes of this Paragraph 25, such option shall have an exercise price per Share for its underlying Shares equal to the Fair Market Value per Share on the applicable trading date immediately preceding January 1."

                       CAPITAL ENVIRONMENTAL RESOURCE INC.

PROXY SOLICITED BY MANAGEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 6, 2000.

         The undersigned, being a stockholder of CAPITAL ENVIRONMENTAL RESOURCE INC. hereby appoints Dennis Nolan, or failing him, Dave Langille, or instead of either of them the person, if any, named below as proxyholder, with power of substitution, to attend and vote for the undersigned at the annual and special meeting of shareholders to be held June 6, 2000, and at any adjournments, for the election of directors; for the appointment and remuneration of auditors; for the amendments to the 1999 Stock Option Plan; and on such other business as may properly come before the meeting; hereby revoking any proxy previously given.

DATED______________________________


___________________________________
Name of Stockholder - Please print.


___________________________________
Signature of Stockholder

IF THIS PROXY IS NOT DATED IN THE ABOVE SPACE, IT IS DEEMED TO BE DATED ON THE DAY WHICH IT IS MAILED. THE STOCKHOLDER MAY APPOINT A PROXYHOLDER OTHER THAN ANY PERSON DESIGNATED ABOVE (WHO NEED NOT BE A STOCKHOLDER) TO ATTEND AND ACT ON HIS/HER BEHALF AT THE MEETING. IF YOU WISH SOME PERSON TO ACT FOR YOU OTHER THAN THE PERSONS NAMED IN THE ABOVE FORM, FILL IN THE NAME OF SUCH PERSON HERE.


____________________________________

Your shares will be voted by Mr. Nolan or Mr. Langille in the election of the directors, the appointment of auditors, in the remuneration of the auditors and in the approval of the amendments to the 1999 Stock Option Plan unless you indicate the contrary by a mark in one or more of the boxes below:

PLEASE WITHHOLD MY SHARE FROM VOTING IN THE:

         (a)      election of the following nominee(s):

                           Bruce Cummings                                                        |_|

                           Allard Loopstra                                                       |_|

                           David Lowenstein                                                      |_|

         (b)      election of auditors                                                           |_|

         (c)      remuneration of auditors                                                       |_|

         (d)      approval of the amendments to the 1999 Stock Option Plan                       |_|